Exhibit 99.1

TRICO MARINE SERVICES

Moderator: Geoff Jones
November 6, 2008
7:30 a.m. CT

Operator:  Good day and welcome to the Trico Marine Services third quarter investor relations conference.  Today's conference is being recorded.

At this time, I would like to introduce Joe Compofelice, the Chief Executive Officer; and Geoff Jones, the Chief Financial Officer.  Mr. Jones, please go ahead, sir.

Geoff Jones:  Thank you.  I'm Geoff Jones, CFO of Trico and I'll start with our forward-looking statements.

The statements in this conference call regarding business plans or strategies, projected benefits from our acquisition of DeepOcean, and other joint ventures, partnerships, projections involving revenues, operating results, forecasts from operations, anticipated capital expenditures, and other statements which are not historical fact are forward-looking statements.  Such statements involve risks and uncertainties and other factors detailed in the company's Forms 10-Q and 10-K, registration statements, and other filings with the Securities and Exchange Commission.

Should these risks or uncertainties materialize, or the consequences of such a development worsen, or should our underlying assumptions prove incorrect, actual outcomes may vary materially from those expected.  The company disclaims any intention or obligation to publicly update or revise such statements whether as a result of new information, future events, or otherwise.

Now our CEO, Joe Compofelice, will review the third quarter operations.

Joe Compofelice:  Good morning, and thanks for dialing in.

Trico reported good results for the third quarter, this is our first full quarter that includes the acquisitions of DeepOcean Subsea Services, and CTC Marine, which were completed you'll recall right at the end of the second quarter 2008.

For the quarter, revenues and earnings per share met analyst estimates, we're pleased with that.  We had a – notwithstanding the fact we met estimates, we had a very strong strengthening of the dollar, vis-à-vis the Norwegian kroner, the euro and the pound sterling in the third quarter.  This continues into the fourth quarter, you all know that.

Our earnings per share for the quarter, of course, excluding the non-cash gain on the derivative – now that's a very volatile accounting thing that's in there that's most of us ignore.  But excluding that, we reported 75 cents a share, in addition to the approximately $3 million effect of the strong dollar, we think that number's very good.

CTC had a particularly good quarter, working on or completing projects in the North Sea.  In Greenland on Telcom Cable lay for Alcatel, and in the South China Sea with a subsidiary of CNOOC, one of the three national oil companies in China.

The CTC revenues and earnings were a substantial improvement over the second quarter, and met expectations.

Their performance serves as a reminder of the nature of their projects.  When deferred, certain quarters generate less revenue, but when the projects materialize, and we expect them to, because their backlog is strong, those quarters will be much better, just like the one we're reporting right now.

DeepOcean also improved over the second quarter in terms of revenues and earnings.  They continue to work on five multi-year contracts, three of which are inspection, maintenance and repair for Statoil in the North Sea.  DeepOcean has three vessels that are constantly working on a 365-day basis for Statoil in the North Sea where we are their outsourced pipeline, and subsea structure inspection group, and these are among the most important contracts we have.

Additionally, both DeepOcean and CTC worked from one of our new vessel deliveries, this was a joint project for the two of them, they worked off the second quarter delivered to – excuse me, 110 meter Volantis where they combined their services in a decommissioning, engineering and service project in the North Sea, and successfully completed the removal of an off shore loading structure, including the burial of the pipeline associated with the structure.

This is an important project to us, because this is really the poster child of the sort of project that we expect as we move forward marketing that decommissioning packages of services in the future.  It kind of highlights the unique suite of services we now offer through DeepOcean and CTC, and something we expect to lever for future projects.

Each of DeepOcean and CTC took delivery of one vessel during the quarter, the Volantis, which I just mentioned, the vessel that completed that offshore loading facility.  And in the case of DeepOcean, a vessel called the Edda Flora, which is part of the three-vessel suite of services performing for Statoil inspection, maintenance and repair.

In the towing and supply division, the results were very strong in virtually all of our markets, but especially strong in the North Sea and the Gulf of Mexico.  We also had very good utilization and very good rates in our joint venture in China with our Chinese partner, COSL.  We'll go over all of these rates and utilization later on in this call, but that Chinese joint venture is far exceeding our expectations.

I'm especially happy to see that our business mix in the first full quarter of owning DeepOcean and CTC will enable investors to see, and I hope better – analysts to better understand that the majority of Trico's business is in subsea services provided by our new DeepOcean and CTC acquisitions.  They generate over 70 – they generated over 70 percent of our business in this quarter.  And while the OSV business continues to be a – an important part of our business, it is definitely the smallest of the three.

In total, Trico took delivery of three newbuilds in the third quarter, in addition to one each I'd previously described at CTC and DeepOcean.  The towing and supply division took delivery of a newbuild that is under a two-year contract in Mexico, the Trico Mystic.

We're also announcing today a new two-year contract for the next delivery of the VS470s, those are the vessels that are under construction in India.  The rate on the contracts far exceeds the rate we expected when we acquired these – this package of newbuilds from active subsea last year, and that new rate represents a virtual doubling of the EBITDA we expected when we made that acquisition.  This vessel's scheduled to be delivered at the end of this year, and begins work in Northwest Australia in February 2009.

In addition to this fourth quarter vessel delivery, we have one other vessel for the fourth quarter that is currently in sea trials.  It's the sister vessel to the one we took delivery of in the third quarter, it's a GPA640.  And that vessel – both vessels really are under previously announced two-year contracts in Mexico.

I'd like now to make a few comments about Trico, and give you our observations, or our intent in managing the business going forward.  I think on these earnings calls this quarter, people are as – far more interested in the future rather than history.

One, Trico is obviously a global offshore company with only five percent of its revenue dependent on the U.S. natural gas driven Gulf of Mexico.  Ninety-five percent of our revenues and earnings stream is international.

I think most industry observers would point out that who knows what's going to happen in these uncertain times.  But if your business is subsea, if your business is deep water, and 95 percent of all of that is international, you're likely to be impacted I think far less than you would otherwise.  So simply stated, Trico is no longer a domestic company.

Second point, since we work 95 percent of the time internationally, the ability to have a strong percentage of our business under contracts – and by – term contracts, which I mean one year or more, and in our case they're typically two to four years is a very important factor going forward.  Currently approximately 70 to 75 percent of our revenue stream is under multi-year contracts with six straights that are as long as five years in some cases.

Number three, in this area that represents 75 percent of our revenue base, subsea services, our fleet is one of the youngest, and I believe may be the single youngest fleet in the business.  The average age of our subsea fleet is only seven years, that's kind of a new kind of way to think about Trico that may not sink in immediately with everybody, so I'm going to repeat it.

Our average age of our subsea fleet, which represents 75 percent of our revenue stream is only seven years old.  And when you factor in the deliveries by the end of '09, and – well all the deliveries through the end of '09, the average age of our fleet actually drops to six years.

Number four, in the towing and supply division, we recently renewed five multi-year OSV contracts at an average day rate increase of 30 percent.  Rates are still going up, not down, not just in the third quarter, but we expect this to continue.  This obviously helps our earnings prospects in this division going forward.  We have several more renewals coming up in the first quarter of '09, and we expect similar rate increases, oftentimes we're coming off of multi-year contracts where the rates were set in 2004 and 2006.  So it's not all that surprising, but the 30 percent increase is quite positive.

The fifth point I'd like to make is that Trico as a group, including all three of our divisions, currently has a backlog of firm contracts extending one year or more, that is approximately $1 billion – $1 billion of backlog.  Of this $1 billion of backlog of firm contracts, approximately half is for services scheduled to be provided in 2009, and the other half is for services expected to be provided beyond 2009.

And the final point I'd like to make here is that 75 percent of our revenue stream is business directly or indirectly with national oil companies, or international majors.  These companies, but especially the NOCs, and most especially in subsea projects in deep water are multi-year projects, and they're based on recent surveys, which included all national oil companies on an average price deck of $41 a barrel.  So these projects are very long-term, often a half a decade, and they don't start and stop on a dime.

So I understand this is a very unusual time where investors are appropriately focused on the near term future, and not so much as I indicated on history.  But I'd summarize by saying that on top of a good quarter, we've got a business that's mostly based on long-term subsea deep water projects.  We have a billion dollars in backlog, pricing improvement already imbedded in contracts where we don't see the effect of that until the beginning of 2009, and on top of everything else, 95 percent of our business is international.

Now we're constantly reviewing global market conditions, and their impact on our customer's spending.  And we're going to be very judicious in our decisions requiring liquidity and uses of cash in the near term.  I think this is going to be a quarter where the NOCs and the IOCs are going to be talking about their budgets, they're going to be talking to the people that we call on to win contracts, the people that place orders with us.  So we're going to learn more I think about their spending levels in international areas, but I would expect to see internationally E&P spending grow probably at a slower rate in '09, and maybe into 2010, but I would expect international spending for E&P in general, and subsea specifically, because it simply lowers the cost to produce a barrel of oil, I would expect it to still grow each year for the foreseeable future.

So now Geoff will go over some of the details of the third quarter, and talk pretty specifically about our cash position, our debt position, our cap ex and the liquidity outlook for 2009.

Geoff Jones:  Thanks, Joe.

Well as Joe mentioned, the financial results for the quarter reflect the first full quarter of results from our acquisition of DeepOcean and CTC Marine, providing a clearer picture of the Trico group through its three operating divisions.  That is subsea services, trenching and towing and supply.

Also to ((inaudible)) and your modeling in our press release have included metrics similar to those to which you're accustomed to seeing in the towing supply division previously.

Our earnings per share was $1.86 for the quarter on total revenues of $214.8 million, after giving effect to a non-cash credit of $18.4 million net of taxes, or $1.11 per share diluted.  This compares with a loss per share of 20 cents on total revenues of $104.3 million for the second quarter of 2008, which included a non-cash charge net of taxes of $4 million, or 27 cents per share.

The third quarter net income was augmented by a non-cash credit of $29.4 million, net of the discount amortization, as a result of accounting for derivatives related to the six and a half percent convertible debt instruments.  Now to reiterate what I said last quarter, this is completely non-cash book item driven by the complex accounting rules surrounding derivatives, and is highly unusual.  Net income without the effect of this credit would have been $12.6 million, or 75 cents per share diluted.

Operating income for the third quarter was $19.2 million, compared with five and a half million dollars for the second quarter.  Although had it not been for the effect of the dollar strengthening from Q2 to Q3, operating income would have been almost $2 million higher, and in addition, operating income in the third quarter was negatively impacted by a charge for severance of $1 million.

Now that we have a full quarter of each of our three divisions, let's look at each of these in turn.  Our subsea services division, which consists of DeepOcean's 10 vessels, and the six legacy Trico subsea platform supply vessels.  Reported operating income of $4.1 million on revenues of $105.3 million.

Now traditionally the second and third quarters are peak seasons for subsea in the North Sea, but the operating income was lower than expected, primarily due to the dry-docking of the (VOS) satisfaction, which resulted in the reduction in operating income of about $3 million compared with Q2.

Day rates remained in the low 20,000s for SPSVs, and then the mid 80s for multi-purpose service vessels, and utilization was in the high 70 percents for both, consistent with rates and utilization for the second quarter.

In the late third quarter, we took delivery of a chartered MSV, the Edda Flora, which is contracted for six years, including options on an IMR contract for StatoilHydro.  We commenced work under that IMR contract during the quarter.

We also took delivery of the Trico Mystic in Q3, which is currently working on a 90-day contract at double its budgeted rate before it heads to Mexico for a two-year contract.  And we expect to take delivery of its sister vessel, the Moon, within the quarter.

Subsea services division's third quarter 2008 revenues consisted of over 95 percent international, including 80 percent from the North Sea, and 17 percent from Mexico.

In the third quarter, our trenching division, CTC Marine, reported an operating income of $5.9 million on revenues of $59.6 million, meeting all our expectations.

Now as you may recall, results have been adversely affected in Q2 by the deferral of decommissioning and trenching projects, which were subsequently completed in Q3.  This indicates the lumpy nature of the trenching division results.  For example, one project previously planned for Q4, the BP Shefa project, was actually completed in Q3.

The trenching division has a base vessel fleet of five vessels, all chartered, but one of them is in a call-out arrangement, meaning if it's not needed, we don't pay for it, so that's why you'll only see about four vessels in the metrics table.  These vessels were utilized 100 percent at rates averaging over $160,000, including spreads of equipment under vessels.

Third quarter 2008 revenues comprised 100 percent international, including 25 percent from Southeast Asia, and 50 percent from the North Sea.  In our towing and supply division, operating income for the third quarter was $15.4 million on total revenues of $59 million, compared to operating income of $9.1 million on total revenues of 47.6 million in the second quarter.

The comparable increase of $6.3 million primarily reflects our decision to turn anchor handlers in the North Sea in a market which was much improved over the second quarter.  The tanker handler rates increased by 14 percent in the third quarter, and utilization improved by 19 percentage points.

Also even though it is a small part of our business, rates in the Gulf of Mexico continue to increase, especially following Hurricanes Gustav and Ike, resulting in increased rates and utilization for OSV fleet.  Leading edge day rates for those in the Gulf of Mexico now are currently at $12,000.

Towing and supply division's third quarter '08 revenues consisted of over 85 percent international, including 42 percent from the North Sea, and 22 percent from West Africa.  We currently see rates and utilization improving in almost all of our towing and supply markets.

Of our 2009 total revenues and EBITDA, around 60 percent is termed out.  And as Joe had mentioned, our total backlog is $1 billion, of which half will materialize in 2009.

Also it is important to note that typically backlog is at its highest at the beginning of the year, as projects and awards – and declines during the year as the work is performed.  Also of our 10 newbuild vessels under construction, excluding the Sapphire, four are already under contract.

Now let's look at the income statement below the operating income line.  Interest expense of $11.7 million is about five and a half million dollars higher than the prior quarter due to increased debt levels to finance the acquisition, and a full quarter of the debt in the acquired companies.

As previously mentioned, the quarter includes a credit of $29.4 million related to derivates associated with the six and a half percent convertible debt.

Our effective tax rate for the quarter was 18 percent.  And we expect our book tax rate to be about 19 percent for the year, but more importantly, our cash tax rate to be about seven percent.

In the third quarter, we generated operating cash flows of $27 point million.  We spent $76 million in cash to settle the final tranche of shares in DeepOcean that were required at the end of the second quarter, and we also repaid the balance of DeepOcean bonds outstanding at almost $40 million.  Cap ex wise, we spent $16 million in the third quarter.

At the end of the quarter, we had unrestricted cash and cash equivalents of $95 million.  Our total debt was $858 million.  In addition, we had $60 million available under our Norwegian revolvers, which availability increases by a further 180 million as vessels are delivered.  Of our debt balance of $858 million, approximately 80 million is due within the next 12 months.

We expect to spend 170 million of total cap ex related to committed construction projects currently in hand in the remainder of 2008, and through the end of 2009, with a further 70 million in 2010.

So to summarize, we have current cash and credit capacity under existing committed facilities of $335 million, and cap ex commitments of $240 million through the end of 2010.

And with those comments, I'd like to close and open the floor for questions and answers.  Thank you.

Operator:  Thank you, sir.  Today's question-and-answer session will be conducted electronically.  If you're joining us on a speakerphone, please make sure your mute function is off to allow your signal to reach our equipment.  To ask a question today, please press star one on your touch-tone phone.  Again, that is star one.  We'll pause just for a moment to assemble our queue.

We'll take our first question from James West, Barclays Capital.

James West:  Hey, good morning, guys.  Joe, as we look at the North Sea next year you know some have suggested that the business could be weaker, because the high cost area, and there's a lot of uncertainty out there in the market.  It sound like from what you already have in house, that won't be the case for Trico.  But I wonder if you could comment on what your customers in the North Sea are telling you about you know their plans for next year, and if indeed the overall market could be down.

Joe Compofelice:  That's a really good question, because it's a really hard question.  As you know this is the time of the year when you know me and every other CEO in the industry are looking at budgets, looking at the macro economic environment, and giving direction to our people about that.  We haven't heard anything negative about reduced spending ourselves, and I think that's because we've got these three huge inspection, repair and maintenance contracts with Statoil.  And it's pipeline inspection, but also other subsea structures.

Now at $120 oil, and at $60 oil, and at $20 oil, the – their requirements to do inspection repair – I mean inspection maintenance, and if necessary, repair, they don't move in my opinion, or in our experience even $1.  And then in our case, every PSV we have in the North Sea is turned out, and right now, we only have one anchor handler in the spot market, which by the way went off at whatever today's equivalent after the 150-basis-point rate cut in the U.K., as – well I don't know what the conversion rate is, but it went off at 80,000 pounds, a huge rate.

But we're not hearing it there, because the nature of that market, is it like the Gulf of Mexico?  So we're not hearing it, but does that mean anything right now?  I don't think anybody's hearing anything right now, but in our case, I don't see a lot of – a lot of effect.  Now those people like us, or spread out all over the world are able to move vessels.  The nice things about vessels that – is that they're floating stock.  So you remember how anchor handler rates were soft in the second quarter, and we turned them out for the most of the rest of the year, four of them all outside the North Sea, one in Brazil, one in Russia, and two in the Atlantic.

So I don't see much of an impact on utilization for us in the North Sea, but I do see rate increases for us, because when I talked about those five vessels renewing on term contracts in the OSV division, James, I mean those were – those were all contracts in the North Sea.  So we should do better there, but is this macro economic environment going to put a damper on things generally?  I think it's just going to put a little damper on things.  I don't know if that answer is helpful or not, but ....

Joe Compofelice:  Yes, that's kind of what I see.

James West:  ... helpful.  About how much of the billion dollars in backlog that you have is related to the North Sea?

Joe Compofelice:  Well I'd say you know it's interesting, I can tell you how it's spread out, it's – you know roughly 600 to 700 million of DeepOcean and 200'ish million at each of the other two divisions.

It's probably over 50 percent North Sea, and that's very much influenced again by those contracts.  But we're kind of skewed also to customers op ex spending, instead of customer's cap ex spending.  Now the trenching division is clearly a cap ex spending recipient, but DeepOcean is 90 percent, and op ex, so you take the – their op ex spending prejudice there, and you take the fact that we're so termed out in the North Sea.  Again, I just see stability there.

James West:  OK, and then just switching gears, last question for me, if we look at Mexico, I know you're very close to a lot of the contractors in Mexico, you've been sending additional assets into that market.  I think it was maybe flattish last quarter, but it looks like with additional vessels coming in, you might see some growth.  Is that a fair assumption?  And you know kind of what's your outlook for '09 and 2010 in Mexico?

Joe Compofelice:  You picked both of the two toughest geographies to comment on.  Mexico's the second.  We generally see growth in Mexico over the next three to five years, this business with the Cantorel field, somebody's got to put a stop to that.  I think rates are flattish now, and business is kind of you know closer to sluggish than strong down there, because of the uncertainty regarding the federal energy legislation.  And while there were certain decisions made last month in that regard, Mexico is just the sort of place where turning a federal level decision into practices inside PEMEX takes some time.

But we do have two new contracts in Mexico for those two new sister vessels, the Moon and the Mystic.  So I do think it's going to get stronger after the first of the year, that's what the indications are.

James West:  OK, very helpful, thanks, Joe.

Operator:  Our next question is from Randy Laufman with Imperial Capital.  Please go ahead.

Randy Laufman:  Hi, good morning, guys.  Just wanted to touch on the delivery schedule of the MSVs in '09.  It sounds like the delivery for the second half of '08 has been on schedule for the most part.  I'm wondering if you could comment on what the outlook is looking for '09 and into '10?

Geoff Jones:  Yes, Randy, yes we would look at taking delivery of three of the – what we would call the active vessels, and spread kind of evenly out through 2009 and then the other four probably around the middle to later in 2010.

Joe Compofelice:  And this is Joe.  The other big delivery – and again, this gets Randy to the differences between the Trico you used to cover, and the Trico you're covering now, is when you talk about a vessel at DeepOcean or CTC, you're talking about day rates that are sometimes four or five times higher than we experienced in our OSV division.  And we're – we have scheduled for delivery in the second quarter '09 the deep – it's called the Cygnus and we expect to see that vessel working either in decommissioning projects, which would be our preference, because you get both DeepOcean and CTC services, oftentimes off the same vessel, but the vessel has a very specific design when called for telecom cable lay.

Telcom cable lay is about five percent of our business now, those tend to be what I would call you know long projects, but not term contracts.  We've been on the one in Greenland now, which is very profitable, it's a six-month contract, and makes stand a couple of more months, I think it's a Greenland Iceland cable lay and burial.

And so quotation levels in that segment are picking up after a seven or eight-year hiatus when fiber optic was overbuilt at the peak of the technology bubble in 2000.

Randy Laufman:  OK, great.  Just wanted to touch on the – on the trenching business a little bit.  You mentioned that it tends to be lumpy in nature, just due to the timing of the projects.  And you completed a project in three – in the third quarter that was intended for the fourth quarter.

Just looking at the fourth quarter, wondering if you can give us an idea of what kind of timing, other than that contract that was done in the third quarter, what kind of timing you're seeing there.  And if we should expect more you know lumpiness and volatility in that segment?

Joe Compofelice:  Well the segment is always going to have lumpiness through the year.  And in both the cases of DeepOcean and CTC, they're – to the extent they're working in the North Sea, they're subject to the typical seasonal weather activity.  When the seas are high, it's hard to put an ROV over the side, or a plow down and hold position.

Now on the other side of the coin, these are extremely sophisticated vessels, and very large vessels, where their DP systems are designed for heavy seas, and they have heat compensated cranes.  But specifically to your question, I would expect good results from CTC in the fourth quarter, which is positive, because it's kind of a you know a weak quarter seasonality, but we've got work going on in that division, which of course only has five vessels, we've got two big projects in the South China Sea, and one big project that's working right now in Brazil.

So you know the bad news is, it is seasonal, the good news is, you – the trenching business isn't big enough where you have vessels dedicated to markets.  So you usually get paid for mobilization to distant markets, which is good money, and then you have the opportunity to work.

Now Trico should be able to dampen a bit of the seasonality for two reasons.  First of all, because we have DeepOcean and CTC, we will get projects, like the one we completed in the – in the third quarter was called Kittywake, that offshore loading platform that we decommissioned, where you know DeepOcean is closer to that market, and wins that work.  And in that case, they won that work, and the trenching division normally wouldn't be exposed to it.

The second thing is in that division, we have four maersk anchor handlers.  And while now they're call off contracts where we only kind of – you know there's a minimum of 100 days, and then we only pay for them as we use them, we've been able to negotiate, or they've been able to negotiate that next year one of them goes to 365 days.  It is a very, very large, powerful anchor handler, much bigger than the Trico fleet, and the reason we did that after we bought it is because we will be able to work that vessel in the anchor handling market.

And the interesting thing about weather in the North Sea is while it – in the fourth and first quarter for things where you have to put an ROV or a trenching plow over the side of the vessel at whole point, you do have rig moves in the – in those – in those months, and the rig moves are – take three, four, five times as long as they do in calm seas, so you see the phenomena that we've experienced several years, and we experienced yesterday when an anchor handler goes off in the towing mode at three or four times what we would think is a good day rate.

And so those are two things that we think we can do to dampen the effect of the trenching business natural seasonality.

Randy Laufman:  Got it, thank you.  Finally, just one last question.  Switching gears, wanted to maybe get a little bit more detail on the – on how the JV in Southeast Asia is going.  Joe, I think you mentioned that you're seeing some positive results there.  Just wondering if you can give us some more detail in the trends of day rates in that region, and what kind of contributions you're seeing from that JV.

Joe Compofelice:  We haven't seen really sharp increases in day rates, what we've seen is very high utilization.  Of the 14 vessels in that – in that – in that fleet, five or six are under 365-day contracts with CNOOC.  And all of those are north in the Bohai, and you know the rest are scattered around.  But what we're seeing is generally strong demand, I don't know if that's indicative of the market, when you've got you know seven other vessels over there outside of China you know that doesn't a trend make, it just says that it's working for Trico.  And I think part of the reason it's working is CNOOC is the parent of our joint venture partner.  So we kind of get first look, and we're actually quoting two more vessels, which were never intended to go into Chinese waters, we're quoting those right now on multi-year contracts in the South China Sea.

China as a place is the most supply constrained OSV market in the world, most people don't have good data about China, but the people at CNOOC, and that's 80 percent of the use of those vessels, they would say out of – they would say right now, they could put to work 20 to 30 more OSVs today.  So that's what's kind of underpinning our strength there.

Randy Laufman:  All right, sounds good, thanks a lot for the time, Joe.

Joe Compofelice:  Thank you.

Operator:  As a reminder, ladies and gentlemen, that is star one if you have a question.  Our next question is from Lars Krogh of Kistefos.  Please go ahead.

Lars Krogh:  Good morning.  I was wondering if Trico will announce contracts and contract sizes, terms and commencement dates or even delays of contract during the quarters.

Joe Compofelice:  Generally no, if something very big happened, it would qualify as a – you know maybe a material event.  Let's say Statoil came to us, and they said you go buy this vessel, and we'll give you a 10 – a new 10-year IRM contract, I would consider that material, and I would announce that.  But I guess I get a little concerned, Lars, about how it looks if you're always out there with press releases, we won this contract, we won that contract, I think we will not do that, and we will concentrate more on just being thorough.

Winning contracts with the Trico that exists today is simply ordinary course of business, we wouldn't even have said anything about the five OSV contracts that renewed in recent times, except for the combination of facts that investors are looking for you know some certainty in these uncertain markets, and that the price increases, my guess is to the people on this call, they might consider those price increases exceptional.  But basically winning contracts is ordinary course for us.

Lars Krogh:  OK.  Unless we are progressing towards the end of 2008, I was wondering how – and the large portion, as you mentioned, of your revenue and EBITDA stream coming internationally, how are you progressing with potentially becoming a non-USA company?

Joe Compofelice:  You know right now we are doing really well in the Gulf of Mexico.  We've had a strategy, as you know because you guys have been there from the beginning of dramatically reducing our fleet in the Gulf of Mexico from 40 – over 45 to about 11 right now.  Of those 11, three are already qualified and tapered over, so to speak, for movement to either Mexico or West Africa.  But frankly they're all out there earning fabulous rates right now.

So consistent with our strategy of reducing volatility in the earnings, and stabilizing our cash flow you know we're focused on international locations.  So every opportunity that comes up to eliminate our Jones Act exposure, we take advantage of at the right time, but we're not going to sacrifice positive EBITDA, which is definitely going on right now to do so.

LarsKrogh:  OK, thank you.

Operator:  And our next question is from Judson Bailey with Jefferies & Company.  Please go ahead.

Judson Bailey:  Thanks, good morning.  Joe, you mentioned one of your – one of your anchor handlers in the North Sea just went off on the spot market, and got a good rate.  Could you give us a little more color on the other anchor handlers, and kind of what your contract cover is?  And are they going to be working in the North Sea or outside the North Sea in '09?

Joe Compofelice:  Yes, they're all contracted until the end of the year.

Judson Bailey:  OK.  Any material contract cover into 2009, or shall we anticipate most of those essentially re-pricing in the first half of the year?

Joe Compofelice:  No, they're definitely going to re-price in the first half of the year, the contracts only run through now.  I think the question for investors is you know are we going to try to term them out, or are we going to play the spot market?  You know I guess I'm not – I'm not one – you know it was great we had those years with wonderfully high anchor handler rates, but I'm not much of a gambler.  So if we can get you know what I would call intermediate term contracts at good rates for those anchor handlers somewhere in the world, that would be my instinct is to do that.  One of the main, if not the main Trico goal right now is de-levering, and de-levering means you play it a little safer, you take termed out cash flow, and the nice thing about the three anchor handlers that are on term work until the end of this year are at rates that are way above the average annual rates for anchor handlers.

So we'll have to see.  The other factor that comes into play is starting in March, we will have access to another very, very large – I think it's ....

Joe Compofelice:  Yes, 20,000 ...

Geoff Jones:  Right, horsepower.

Joe Compofelice:  ... horsepower in the North Sea .  And you know events might conspire where we use that in the spot market, because we want to keep its main availability for CTC, so that would also encourage me to take a more conservative approach on the other anchor handlers.

Judson Bailey:  OK.  That's good color.  What kind – can you say what kind of interest you're seeing for kind of mid term type of contracts for that class of anchor handler?

Joe Compofelice:  I'd say good, but it's not necessarily just the North Sea.  One of our anchor handlers spent the entire third quarter in Brazil, for example.  One of them spent the entire third quarter, and is still working, I guess the ice conditions aren't so bad in the Barents Sea.  So it isn't necessarily the traditional North Sea business.

Judson Bailey:  All right.  And the five rollovers that you mentioned in the press release and on the call, can you – can you tell us just generally where those were geographically?

Joe Compofelice:  Yes, one in Brazil and four in the North Sea.

Judson Bailey:  OK.  And then my last question, you guys have talked in the past about potentially doing a sale leaseback transaction maybe with some of your North Sea vessels, or some other type of structures to demonetize some of your assets.  Can you give us an update on any developments on that front?

Joe Compofelice:  Well let me just clarify the question a little bit.  That – your question speaks to you know the choices we have in our OSV fleet.  That is clearly, Jud, the minority of our business.  I think liquidity options are something we're always looking at, I think we're probably as sophisticated financially as anybody in these businesses, and I think that there are those plus other opportunities on the subsea side.  Those vessels are – have extremely strong fair market values, and they're very much in demand, because of the nature of growth in the subsea business.

And so whatever we were looking at before, yes we're continuing to look at it, but now that we really understand and have control of our subsea fleet, I think that there are even more opportunities to be flexible, if we need it.  I mean we certainly – you heard Geoff go through cash and liquidity, there isn't a sense that we need to do anything, other than you know earn our operation cash flow, even the low side estimates of it, and use the existing liquidity that we have under bank contracts, we are not out in the market looking for financing for any new cap ex, so we're well covered with a good margin of safety.  But we are still looking at those things, but more so on the subsea side.

Judson Bailey:  OK, great.  I'll turn it back, thank you.

Operator:  We'll take our next question from Wes Swank with Hayman Advisors.  Please go ahead.

Wes Swank:  Hi, good morning, guys.  How are you?

Joe Compofelice:  Good.

Wes Swank:  Great.  I just had – one of my questions was just answered, so I just had two very quick ones.  One is on your cash flows, your cap ex this quarter, I think you said it was about 16 million.

Joe Compofelice:  Yes.

Wes Swank:  And then there – if I look at your cash used in investing activities, it's about 94.  And I think you said earlier, but I may have missed it, what's the – what's the difference there?  What else – where else ...

Geoff Jones:  Yes, I think I'd mentioned 76 million, which was us writing a check to consummate the acquisition of DeepOcean.  So you know book wise, it was booked in second quarter, but there was still some shares to be settled up in Q3, that was the $76 million.

Wes Swank:  OK, thank you.  And then next question you had mentioned total debt of 858 million, I believe that does include the derivative liability.  Is that correct?

Geoff Jones:  That's correct, yes.

Wes Swank:  OK, that's all I had.  Thanks and good work this quarter, guys.

Joe Compofelice:  Thank you.

Geoff Jones:  Thank you.

Operator:  As there are no further questions in queue, at this time, I'd like to turn the conference back over to Trico Marine Service's Chief Financial Officer, Geoff Jones.  Please go ahead, sir.

Geoff Jones:  OK, thank you.  As always, appreciate your time, appreciate your support, and we look forward to talking to you and seeing some of you very soon.  Thanks very much indeed.

Operator:  This concludes today's Trico Marine Services conference call.  Thank you for joining us, and have a wonderful day.

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